EXHIBIT 99.1

Fireside chat #3  November 13th

About NanoViricides:
NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for viral therapy. The Company's novel nanoviricide™ class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. The Company is developing drugs against a number of viral diseases including H5N1 bird flu, seasonal influenza, HIV, EKC/herpes (epidemic kerato-conjunctivitis or severe pink eye disease), hepatitis C, rabies, dengue fever, and Ebola virus, among others.

This interview contains forward-looking statements that reflect the Company's current expectation regarding future events. Forward-looking statements involve risks and uncertainties. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the company to be different from those expressed or implied including the success of the Company's research and development efforts, the availability of adequate financing, the successful and timely completion of clinical studies and the uncertainties related to the regulatory process, described in the “Management’s Discussion and Analysis” section of the Company’s Form 10-KSB and other reports and filings with the Securities and Exchange Commission.

I’ll try to address some of the queries I receive by email

#1) You have been talking about discussions with various big pharmas. Why don’t you have a pharma deal done?

The glacial pace of my pharma negotiations has been a major source of frustration for me. It took me a long time to understand why these pharmas move so slowly. They’re just VERY large bureaucracies. Most all have adopted a new procedure when evaluating “deals’ with outside biotechs. This process requires extensive analysis by outside business consultants. Following their report, there are a number of internal hurdles that still must be bridged. Most internal people are not interested in increasing their workload and they tend to drag their feet when it comes to new deals, especially when these deals are related to new technologies. Many of these lower level people have no significant stake in the financial success of their employer. It appears to me that these relationships may take at least one to two years to solidify. One year has just passed! The Japanese pharmas are even more risk averse and slower to act than the Americans. They are awaiting the test results from our collaborator in Tokyo. He himself is awaiting hospital approval to begin the necessary studies. However, we did report on November 10th that we had presented at an international ophthalmology meeting. This was the first meeting in which we had made a presentation whose attendees were all clinicians. We had a very positive response from that presentation. Two of the previously most interested pharmas had representatives in attendance for our talk. The tenor of our discussions have now heated up because of that presentation. Nothing like the fear of potentially losing a deal to spur people on!

#2) What about large Foundations such as the Gates Foundation?

We have contacts at the highest levels of the Gates Foundation. Their focus now is on HIV, malaria and tuberculosis. When we complete the next set of studies on HIV, I plan to approach them. It’s all about the data! I don’t want to compromise my chances of success by going in to see them too early, without a complete data set!

#3) You had frequent announcements in the summer and it’s quieter now. Why?

During the summer we were wrapping up a number of studies. We’ve embarked on another research cycle and more data will be available over the next three to six months from the following animal studies

a)	Rabies (CDC) preliminary data by the end of the month
b)	H5N1 (contract signed with Federal agency)
c)	HIV (repeat study to begin in Boston as soon as new expanded protocol finalized with Federal medical research institute)
d)	Herpes of the eye (new location to be inspected November 11th)
e)	Adenovirus of the eye (original site plus above location)
f)	Ebola (US Army Medical Research Institute for Infectious Diseases)
g)	Marburg (US Army Medical Research Institute for Infectious Diseases)
h)	Dengue (Walter Reed Army Institute of Medical Research plus 2nd location)

All of the above, except f and g, once approved, have significant revenue potential

#4) The website is out of date. When will you have a new site

The new website has been completed and is now undergoing quality review. It has a number of features that people have asked for including a better explanation of the nature of the technology. This is always a problem because one can never be certain about how the technology works at the 20 nm level. That’s twenty billionths of a meter! Also, if you claim mechanism of action, the FDA can make you prove it. That merely extends the approval process. Personally, I only care that it works!

#5) In the past, you’ve spoken about moving from Connecticut to new facilities which also can serve as manufacturing facilities.

We’ve received financial offers from two States and are awaiting a third. I hope to make a decision by the end of the year. State money will help move us more rapidly to my goal of revenue in the veterinary world in the next 18-30 months. Achieving that goal is predicated upon a number of factors, not the least of which is funding for the prototype pilot as well as the toxicology studies, necessary for submission to both the human FDA side as well as to the Center for Veterinary Medicine at the FDA